Exhibit 99

PRESS RELEASE

Dated:  April 16, 2004

FOR IMMEDIATE DISTRIBUTION

CONTACT: Mark C. Riley

President and Chief Executive Officer

434-292-8100   mark.riley@greatbanksva.com

Citizens Bancorp of Virginia, Inc. (CZBT) Announces
1st Quarter Net Income of $695,000,
Declares $0.14 Per Share Dividend

Mark C. Riley, President and Chief Executive Officer, announced earnings for the first quarter 2004 of $695,000 ($0.28 per share), an increase of 4% over the first quarter 2003 earnings of $668,000 ($0.27 per share). Mr. Riley indicated that the Company met its first quarter earnings expectation.

Citizens Bancorp of Virginia, Inc.’s first quarter 2004 produced annualized Return on Average Assets and Average Shareholders’ Equity of 1.03% and 8.61%, respectively. This marks an improvement over same period 2003 ratios of 1.01% and 8.53%.

Mr. Riley indicated that the company had experienced an 8% increase in loans from $167.1 million as of March 31, 2003 to $180.3 million as of March 31, 2004.  Asset quality has continued to improve as the level of Classified Credits has declined from $6.9 million (3/31/03) to $3.6 million (3/31/04). The combination of increased loans and lower levels of Classified Credits resulted in a reduction of Classified loans as a Percentage of Gross Loans from 4.18% (3/31/03) to 2.03% (03/31/04). No Provision was made for Allowance for Loans and Leases in the first quarter 2004 versus $150,000 in the first quarter of 2003.

In the fourth quarter of 2003, the company embarked on a program to reduce interest expense by reducing interest rates on deposits and focusing on increasing the level of low cost transaction accounts.  As of the end of the first quarter 2004, total deposits of $236.3 million reflected a $1.1 million increase over the same period 2003. The composition of the deposits was changed as the company experienced a $9.9 million increase in demand deposits that was partially offset by an $8.7 million decline in Savings and Certificates of Deposits.  Mr. Riley indicated that “In the current low rate environment, this action had little impact. However, as rates rise in the future, this decision will assist in improving the company’s Net Interest Margin.”

Despite these actions of increased loans and reduced interest expense, Net Interest Income declined from $2.52 million for the first quarter 2003 to $2.33 million for the first quarter 2004.

Total Other Income increased $158,000 from $201,000 for the first quarter 2003 to $359,000 in the first quarter 2004. Significant contributing factors included increased Deposit Account Fees, ATM fees, earnings from BOLI, dividends from a title company, and Gain on Sale of Investments. Slightly surpassing the increase, Other Expenses increased $180,000 from period to period. Contributing factors included increased expenses related to additional staff and benefits, upgrades in technology and renovations and expansions of several offices.

Mr. Riley stated “The efforts made in 2003 to build a strong team of bankers to position the company to effectively compete is showing positive results in loan growth, reduced levels of  Classified Loans and increased Non Interest Income. We are looking forward to opening our first office in the rapidly growing Chesterfield market this summer and anticipate a very positive reception.”

In addition, on April 14,, 2004, the Board of Directors approved a $0.14 per share dividend to shareholders of record on April 14, 2004 and payable on April 28, 2004. This represents a $0.01 increase over the previous dividend. On an annualized basis, this action represented a 12% increase over dividends paid in 2003.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $270 million in assets as of March 31, 2004. Its subsidiary, Citizens Bank and Trust Co., was founded in 1873 and is the second oldest independent bank in Virginia. The bank has eight offices in Amelia, Nottoway and Prince Edward Counties and will open its ninth office in Chesterfield County in 2004.

This press release contains forward-looking statements as defined by federal securities laws.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  Actual results could differ materially from current projections.  Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizen’s forward-looking statements.  Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.

The Quarterly Performance Summary is attached.

Citizens Bancorp of Virginia, Inc.
QUARTERLY PERFORMANCE SUMMARY
(Dollars in thousands, except per share data)
(unaudited)			Percent
	For the three months ended		Increase
	3/31/2004	3/31/2003	(Decrease)

INCOME STATEMENTS
Interest Income	3,233	3,766	-14.2%
Interest Expense	897	1,246	-28.0%
NET INTEREST INCOME	2,336	2,520	-7.3%

Provision for loan and
lease losses	-	150	-100.0%

Net interest income after
provision for loan and
lease losses	2,336	2,370	-1.4%

Noninterest income	359	201	78.6%
Noninterest expense	1,832	1,652	10.9%
Income before income taxes	863	919	-6.1%
Provision for income taxes	167	251	-33.5%
Net income	696	668	4.2%

Per Share (2,448,000 shares)	0.28	0.27	0.01

PERFORMANCE RATIOS BASED
ON NET INCOME

Return on average assets	1.03%	1.01%
Return on average equity	8.61%	8.53%

			Percent
	For the three months ended		Increase
	3/31/2004	3/31/2003	(Decrease)
CONSOLIDATED BALANCE SHEETS
Cash and due from banks	9,016	21,208	-57.5%

Fed funds sold and interest bearing deposits	11,867	8,785	35.1%
Securities available for sale	56,942	61,002	-6.7%

Installment Loans	19,654	26,510	-25.9%
Real Estate Loans	101,973	108,072	-5.6%
Commercial Loans	58,629	32,577	80.0%
Gross Loans	180,256	167,159	7.8%

Allowance for loan and lease losses	(2,082)	(2,994)	-30.5%

Premises and equipment, net	5,549	4,366	27.1%
Other assets	8,778	8,745	0.4%

Total assets	270,326	268,271	0.8%

Demand deposits	70,928	61,071	16.1%
Savings	42,099	44,054	-4.4%
Time deposits	123,253	130,083	-5.3%
Total Deposits	236,280	235,208	0.5%

Other liabilities	1,073	1,282	-16.3%
Total liabilities	237,353	236,490	0.4%

Total shareholders' equity	32,973	31,781	3.8%